BAKER & DANIELS
                    300 North Meridian Street
                   Indianapolis, Indiana  46204
                          (317) 237-0300
                       FAX:  (317) 237-1000


April 13, 1994

American General Finance Corporation
601 N.W. Second Street
Evansville, Indiana  47708

          Re:  Medium-Term Notes, Series C, due from
               Nine Months to 30 Years from Date of Issue

Ladies and Gentlemen:

          We have acted as special counsel for American General Finance Corporation, an Indiana corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3, Registration No. 33-43534 (the "Registration Statement"), and the Prospectus constituting a part thereof, dated November 1, 1991, relating to the issuance from time to time of up to $1,500,000,000 total of aggregate principal amount of debt securities of the Company and/or public offering price of warrants to purchase debt securities of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), as supplemented by a Prospectus Supplement dated December 10, 1992 (the Prospectus dated November 1, 1991 and the Prospectus Supplement dated December 10, 1992, including the documents incorporated by reference therein pursuant to
Item 12 of Form S-3 under the 1933 Act, being hereinafter collectively referred to as the "Prospectus"), relating to the issuance and sale of the Company's Medium-Term Notes, Series C, due from nine months to 30 years from date of issue (the "Notes"), and filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 promulgated under the 1933 Act. The Notes may be issued in an aggregate principal amount of up to $550,000,000 and may consist of senior debt securities, issuable under a Senior Indenture, dated as of November 1, 1991 (the "Senior Indenture"), between the Company and Morgan Guaranty Trust Company of New York, as trustee (the "Trustee") and/or senior subordinated debt securities, issuable under a Senior Subordinated Indenture, dated as of November 1, 1991 (the "Subordinated Indenture"), between the Company and the Trustee.

          For purposes of this opinion, we have examined originals or copies, identified to our satisfaction, of such documents, corporate records, instruments and other relevant materials as we deemed advisable, and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination,
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we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to facts material to this opinion, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

          The laws covered by the opinions expressed herein are limited to the laws of the State of Indiana.

          On the basis of and subject to the foregoing, we are of the opinion that:

          1. The Company is existing as a corporation under the laws of the State of Indiana.

          2. The Notes have been duly authorized by all necessary action by the Board of Directors of the Company and any committee of the Board of Directors to which authority with respect to the Notes has been delegated and, when the variable terms of the Notes have been established by any two of the authorized officers to whom such authority has been delegated and the Notes have been executed and authenticated in accordance with the terms of the Senior Indenture or Subordinated Indenture, as applicable, and issued and delivered against payment of the consideration therefor, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules or regulations of the Commission thereunder.

                              Yours very truly,

                              /s/ BAKER & DANIELS
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